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                                                           Princeton, NJ 08540


CONTACT: Kevin Kuryla, RCN Investor Relations, (609) 720-5863
         Nancy Bavec, RCN Public Relations, (609) 734-3772



             RCN STRIKES NEW BANK DEAL TO GAIN NEW FLEXIBILITY
                    Company Also Provides 2002 Guidance

PRINCETON, NJ, March 26, 2002 - RCN Corporation (Nasdaq: RCNC) announced today that it has come to an agreement with its senior lenders to amend the terms of its senior secured credit facility. The new amendment relaxes the operating and financial covenants in the facility, and modifies certain other restrictions that existed under the previous agreement. RCN said it believes this new agreement better reflects current market conditions and the company's current business plan, and provides greater financial flexibility to continue its targeted growth strategy.

"This agreement gives us new and important flexibility to execute our strategic plan," said RCN Chairman and CEO David McCourt. "We will use this flexibility to reach our goals and thrive in this new telecom landscape which has brought difficulty to so many other companies."

Under provisions of the new agreement, RCN retains its current operational and financial flexibility, including:
o the ability to use up to $250 million of new funding to repurchase debt;
o continued use of 3(a)9 transactions to reduce debt;
o the ability to attract new capital, including unlimited subordinate debt;
o retention of the first $100 million per year of sale of assets such as real estate;
o the rights to a $187.5 million revolving loan two years from now.

In addition, the new agreement provides the Company with new and additional flexibility to execute its strategic plan. This new flexibility includes:
  o revised covenants to reflect RCN's current long-term business plan with adequate cash cushions built in;
o the ability, but not the requirement, to sell non-core assets, keeping the majority of the proceeds to reinvest in the business and supplement liquidity;
o the ability to form a joint venture in California in order to further develop that market;
o an increase in the ability to obtain letters of credit that RCN can use in the operation of its business; and
o an increase in the current joint venture investment basket.

In return for this new and retained flexibility, RCN has agreed to further reduce its debt by making a cash payment of $187.5 million on its outstanding term loan, and accepted a reduction of $62.5 million in its $250 million revolving loan facility, under which it currently has no borrowings outstanding. RCN has further agreed not to draw down its remaining $187.5 million revolving loan facility for at least two years, subject to certain conditions. RCN also agreed to increases to margins and commitment fees under the credit facility.

As of December 31, 2001, RCN had an aggregate of approximately $1.9 billion of indebtedness outstanding, including $750 million under its senior secured credit facility. Pro forma as adjusted for the effects of the amendment, the Company would have had cash on hand of $650 million and $1.7 billion of total indebtedness outstanding, including $563 million of senior secured debt.

"I am very pleased with the components of this bank amendment and want to thank our bank group for being so supportive of the Company. They have demonstrated confidence in our ability to continue the successful execution of our business plan," said Tim Stoklosa, RCN's Chief Financial Officer. "The amendment provides us with greater financial flexibility during a critical time as we move toward profitability and positive free cash flow."

"The bottom line is that the additional financial flexibility provided by the new amendment allows RCN to continue its efforts to reduce costs, improve operating margins, and expand our customer base in our existing markets," said McCourt. "We look forward to bringing more customers onto our network and selling them more bundled services."

For further details, please refer to the amendment, which has been filed in a Form 8-K with the Securities and Exchange Commission.

Key Financial Guidance for 2002

With agreement on the bank facility, RCN is providing the following guidance for 2002*:
o Revenue is expected to be between $595 and $605 million
o EBITDA loss is expected to be between $90 to $95 million
o CAPEX are expected to be between $200 and $250 million
o Marketable Homes will increase by approximately 50,000 homes
o Network Connections are expected to increase by 20-24%.

The company anticipates achieving the following two positive inflection points: positive EBITDA in the first half of 2003, and free cash flow positive in the first half of 2004.

(*NOTE: The projections in this release are calculated on a Pro Forma basis reflecting consolidation of the Starpower joint venture in the Washington, D.C. market, which is owned 50% by RCN. EBITDA is defined as earnings before interest, taxes, depreciation, amortization, non-cash stock-based compensation and extraordinary items.)

About RCN
RCN Corporation (Nasdaq: RCNC) is the nation's first and largest facilities-based competitive provider of bundled phone, cable and high speed Internet services delivered over its own fiber-optic local network to consumers in the most densely populated markets in the U.S. RCN has more than one million customer connections and provides service in the Boston, New York, Philadelphia/Lehigh Valley, Chicago, San Francisco, Los Angeles and Washington D.C. metropolitan markets.

RCN Forward-Looking Statements

Some of the statements made by RCN in this press release are forward-looking in nature. Actual results may differ materially from those projected in forward-looking statements as a result of a number of factors. RCN believes that the primary factors include, but are not limited to, availability of financing, ability to obtain regulatory approvals, uncertainty relating to economic conditions, ability to attract and retain qualified management and other personnel, changes in government and regulatory policies, pricing and availability of equipment, materials, inventory and programming, our ability to meet the requirements in our franchise agreements, the number of potential customers in a target market, the completion of acquisitions or divestitures, acceptance of the Company's services, development and implementation of business support systems for provisioning and billing, the availability and success of strategic alliances or relationships, ability to overcome significant operating losses, RCN's ability to develop and penetrate existing and new markets, technological developments and changes in the industry, changes in the competitive environment in which RCN operates and ability to produce sufficient cash flow. Additional information concerning these and other important factors can be found in RCN's filings with the Securities and Exchange Commission. Statements in this press release should be evaluated in light of these important factors.

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